Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Board of Directors
Santos Resource Corp.
(an exploration stage company)

We consent to the use in the Registration Statement dated November 25, 2008 of Santos Resource Corp. (an exploration stage company) on Form S1/A (the "Registration Statement") of our Auditors' Report dated October 3, 2008 on the balance sheet of Santos Resource Corp. (an exploration stage company) as at February 29, 2008 and February 28, 2007 and the related statements of operations, stockholders' equity (deficit) and cash flows for the periods from incorporation May 24, 2006 to February 28, 2007 and 2008 and the year ended February 29, 2008.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

MACKAY LLP
CHARTERED ACCOUNTANTS

\s\ MacKay LLP

Vancouver, British Columbia
Canada

November 25, 2008